    As filed with the Securities and Exchange Commission on September 1, 2000
                                                     Registration No. 333-_____
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                              ---------------------

                                    FORM S-3

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                              ---------------------

                               CROSSWALK.COM, INC.

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               DELAWARE                              54-1831588
     (State or Other Jurisdiction                 (I.R.S. Employer
   of Incorporation or Organization)           Identification Number)



                         4100 LAFAYETTE DRIVE, SUITE 110
                               CHANTILLY, VA 20151
                                 (703) 968-4808
          (Address and telephone number of principal executive offices)

                              ---------------------
                                WILLIAM M. PARKER
                               CROSSWALK.COM, INC.
                         4100 LAFAYETTE DRIVE, SUITE 110
                               CHANTILLY, VA 20151
                                 (703) 968-4808
            (Name, address and telephone number of agent for service)

                                   -----------

                                   Copies to:
                             LARRY M. SPIRGEL, ESQ.
                             MORRISON & FOERSTER LLP
                          2000 PENNSYLVANIA AVENUE N.W.
                                   SUITE 5500
                           WASHINGTON, D.C. 20006-1812
                                 (202) 887-1682
                              (202) 887-0763 (FAX)
                            (COUNSEL FOR THE COMPANY)

                                   -----------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement. If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for same offering. [ ]

                                   -----------

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for same offering. [ ]

                                   -----------

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                   -----------

                         CALCULATION OF REGISTRATION FEE

==============================================================================================================
                                                                     PROPOSED MAXIMUM
   TITLE OF SECURITIES TO       AMOUNT TO BE     PROPOSED MAXIMUM   AGGREGATE OFFERING       AMOUNT OF
     BE REGISTERED (1)         REGISTERED (2)   OFFERING PRICE (3)      PRICE (3)         REGISTRATION FEE (4)
--------------------------------------------------------------------------------------------------------------
Common Stock                       75,000              $1.50             $112,500              $44

--------------------------------------------------------------------------------------------------------------
Common Stock                      250,000             $5.125           $1,281,250             $338

--------------------------------------------------------------------------------------------------------------

                                   ----------


(1) This registration statement relates to the resale from time to time, of 325,000 shares of Common Stock issuable by the registrant in satisfaction of obligations under a network title sponsorship agreement.

(2) 250,000 shares of Common Stock registered under Registration No. 333-94173 are carried forward in this Registration Statement pursuant to Rule 429. An aggregate of 125,954 shares of Common Stock covered by this registration have been sold by the selling shareholders. Pursuant to Rule 429, the prospectus contained in this registration statement also relates to, and this registration statement constitutes a post-effective amendment to, registration statement 333-94173, which was previously declared effective on January 26, 2000.
(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of Regulation C. $5.125 represents the market price as of the close of the market on December 31, 1999 and $1.50 represents the market price as of the close of the market on August 28, 2000.
(4)  $338 was previously paid.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED SEPTEMBER 1, 2000

PRELIMINARY PROSPECTUS

                         199,046 Shares of Common Stock

                               CROSSWALK.COM, INC.

     Some of our stockholders from time to time are using this prospectus to sell common stock. The selling shareholders are offering all of the shares to be sold. We will not receive any of the proceeds from the offer and sale of the shares, but we have agreed to bear the expenses of registration of the shares by this prospectus.

                      Nasdaq National Market System symbol:

                                      AMEN

     On August 28, 2000, the last sale price of our common stock as reported on the Nasdaq National Market was $1.50.

                               ------------------

Investing in our common stock involves risks. You should not purchase our common stock unless you can afford to lose your entire investment. See "Risk Factors" beginning on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed on the adequacy of the disclosures in this prospectus. Any representation to the contrary is a criminal offense.

                                 ---------------

                 The date of this Prospectus is September 1, 2000

                            -------------------------

                                TABLE OF CONTENTS

                                                                                                     Page
                                                                                                     ----
About Crosswalk.com, Inc.................................................................................1
Risk Factors.............................................................................................2
Special Note Regarding Forward-Looking Statements.......................................................14
Use Of Proceeds.........................................................................................14
Selling Shareholders....................................................................................14
Plan Of Distribution....................................................................................16
Where You Can Find More Information.....................................................................18
Legal Matters...........................................................................................18
Experts.................................................................................................19
Indemnification.........................................................................................19

                            ABOUT CROSSWALK.COM, INC.

     Crosswalk.com, Inc. is primarily known as the creator of crosswalk.com(TM), an interactive Web site, which provides information and resources that we believe generally appeals to the Christian and family friendly community. We focus on "the intersection of faith and life", covering a growing spectrum of everyday life within a Christian context. Our strategy is to make crosswalk.com a community portal with deep content and broad information for Christians, not just Christian information, drawing many from the broad Christian community offline to an online experience where faith and life meet every day. We intend to continue enhancing crosswalk.com in order to become the preferred online resource for Christians in search of information, interaction and involvement opportunities that help them apply a Christian world view across the breadth of their life and interests.

     Crosswalk.com features channels including Music, Money, News & Culture, Homeschooling, Sports, Movies, Spiritual Life, Women, Men, Careers and LiveIt. Key services include: INVESTigator--the nation's leading values-based investment database; the Goshen Directory, the largest directory of Christian sites on the Web; over two dozen email newsletters; Religion Today and BibleStudyTools.com. Content and site resources are developed and offered both by Crosswalk.com and by ministries, secular retailers, and publishers.

     Crosswalk.com also includes Wike Associates (d/b/a Media Management) which we acquired on August 13, 1999. Media Management, which includes the Web site GOSHEN.net, is now a wholly owned subsidiary. GOSHEN.net, which has been fully integrated into crosswalk.com, provides, among other things, an extensive searchable directory that can be used to discover such Internet services as Web sites providing information about youth group resources, denominational publications, Christian support groups, listings of various Christian radio shows, and even the personal pages of Christian individuals and families. This directory, which contains approximately 20,000 listed, categorized and cross-referenced Web sites, is a resource for finding services and products on the Web that will be of interest to Christians. Media Management also has an advertising "card pack" business which distributes advertising materials to 250,000 churches, pastors and leading laymen through six annual mailings. The average card pack contains between 90 to 120 advertisements, for which each advertiser pays approximately $2,400.

     In September 1999, we entered into a one-year Network Title Sponsorship Agreement with The Christian Network, Inc., which includes "Praise on Pax" and "Worship on Pax." Under this agreement, we are entitled to a national title sponsorship on "Praise on Pax" telecasts and a national corporate sponsorship on "Worship on Pax" telecasts. We also receive advertising and promotional rights. The total cost for these sponsorship and advertising rights is $1,025,000, payable by us quarterly in cash or, at our option, in shares of our common stock having a fair market value equal to the required payment. We are also obligated to issue additional shares of our common stock for each new member generated for our Web site as a result of these sponsorship and advertising arrangements, based on a valuation of $1.00 for each member generated. This prospectus has been prepared to cover resales by the selling shareholders of shares of our common stock that we have and may issue to the selling shareholders under the sponsorship agreement.

     Crosswalk.com, Inc. was incorporated under the laws of the State of Delaware in January 1997 as DIDAX INC. We changed our name to Crosswalk.com, Inc. in May 1999. Our executive offices are located at 4100 Lafayette Center Drive, Suite 110 and our telephone number is (703) 968-4808. Our Web site is located at www.crosswalk.com. Information available on our Web site is not part of this prospectus.

                                  RISK FACTORS

     You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that may be immaterial at this point may also impair our business operations. If any of the following risks actually occur, our business, condition (financial or otherwise), prospects or results of operations could be materially adversely affected. In such case, the fair market value of our securities could decline, and you may lose all or part of your investment.

WE HAVE A LIMITED OPERATING HISTORY AND ARE SUBJECT TO THE RISKS ENCOUNTERED BY DEVELOPING COMPANIES

     Although we were founded in 1993, we did not start generating revenue until 1996. Accordingly, we have a limited operating history and little operating and financial data upon which you may evaluate us. Accordingly, our business is subject to the risks, expenses and difficulties frequently encountered by companies with a limited operating history including:

     -    Limited ability to respond to competitive developments;

     - Rapid technological changes and increased competition could adversely affect market acceptance of our services;

     - Exaggerated effect of unfavorable changes in general economic and market conditions;

     - Ability to develop or fully utilize relationships with strategic partners;

     -    Ability to identify, attract, retain and motivate qualified personnel;

     -    Ability to develop and extend the Crosswalk brand; and

     -    Ability to develop and introduce new product and service offerings.

     There is no assurance we will be successful in addressing these risks. If we are unable to successfully address these risks, our business could be significantly affected.

WE HAVE A HISTORY OF LOSSES, EXPECT FUTURE LOSSES AND CANNOT ASSURE YOU THAT WE WILL ACHIEVE PROFITABILITY

     We have accumulated losses since our inception and we anticipate that we will continue to accumulate losses for the foreseeable future. We have incurred net losses since inception totaling $28,247,522 through June 30, 2000. In addition, we expect to incur additional substantial operating and net losses in 2000 and perhaps thereafter. We expect to incur these additional losses because we plan to continue increasing our capital expenditures and operating expenses to expand the functionality and performance of our products and services and to increase our sales and marketing efforts. Although our revenues have increased in recent quarters, we cannot assure you that such growth will be maintained or increased in the future and you should not rely on our recent revenue growth as indicative of our future results of operations. We cannot predict with accuracy our future results of operations and believe that any period-to-period comparisons of our results are not meaningful.

THE EXPECTED FLUCTUATIONS OF OUR QUARTERLY RESULTS COULD CAUSE OUR STOCK PRICE TO FLUCTUATE OR DECLINE.

     We expect to experience significant fluctuations in future quarterly operating results that may be caused by multiple factors, many of which are not within our control, including the following:

     -  the level of usage of the Internet;
     -  the demand for Internet advertising and our products and services;
     -  the level of user traffic on our online services;
     - the number, timing and significance of new service announcements by us and our competitors;
     -  the acceptance of our marketing initiatives;
     - our ability to develop, market and introduce new and enhanced versions of our services on a timely basis;
     -  the level of product and price competition;
     -  pricing changes for Internet-based advertising;
     - changes in our operating expenses, service mix, or sales incentive strategy; and
     - changes in general economic factors or conditions specific to the Internet industry.

     Our operating expense levels are based, in significant part, on management's expectations of future quarterly revenue. If actual revenue levels on a quarterly basis are below management's expectations, both gross margins and results of operations are likely to be adversely affected because a relatively small amount of our costs and expenses varies with revenue in the short term. As a result, if our revenues are lower than we expect, our quarterly operating results may not meet the expectations of public market analysts or investors, which could cause the market price of our common stock to decline.

COMPETITION IN OUR INDUSTRY COULD REDUCE OR ELIMINATE THE DEMAND FOR OUR
SERVICES.

     We face intense competition in the markets our products and services. We generate revenue from the sale of advertising space on our Web site; the online retailing of select homeschooling products and services (including commissions and referral fees from co-marketing relationships and affinity marketing programs); and, to the provision of Internet services. For our retails sales commissions and fees, we compete with traditional buying services, stores and other Web sites where the products and services we feature may be available. To sell advertising space on our Web site, we compete with all other mediums of advertising such as print and direct mail, radio and television, as well as the hundreds of thousands of Web sites.

     For example, the largest providers of online navigation, information, entertainment, business and community services, such as Yahoo!, Lycos, AltaVista, Microsoft, Netscape and America Online, provide Internet products and services that target a wide range of audiences and communities which may also appeal to our Christian and family-friendly audience. Likewise, we face competition from companies providing similar services to other vertical markets or targeted audiences that overlap with the interests of our audience. There are also several other companies, including nonprofit organizations, which are attempting or may attempt to aggregate Christian or family-friendly content on the Internet. These competitors include Christianity Online, a community portal maintained by publisher Christianity Today, Inc., Christianity.com, a privately held provider of Christian content and Internet-enabling solutions for individuals and Christian organizations. iBelieve.com, a privately held Internet retailer of Christian related goods and services; OnePlace.com, and ICRN which was acquired by Salem Communications; Gospel Communications Network, a Web site operated by a division of Gospel Films; Lightsource

Online, a Web site operated by KMA Gaylord Entertainment; and Christian Answers.Net, a Web site operated by Eden Communications.

     Many of these competitors have longer operating histories, greater name recognition and significantly greater financial and other resources than Crosswalk. Moreover, there are no substantial barriers to entry in our markets, and we expect this competition to continue to intensify, especially as we expand our own product and service offerings. For instance, the presence of these competitors in the Internet marketplace could cause us to increase our spending on marketing, sales and product development.

     There can be no assurance that we will ever be positioned to compete successfully with our current or future competitors nor can there be any assurance that the competitive pressures we face will not result in increased marketing costs, decreased Internet traffic or loss of market share or otherwise will not materially adversely affect our business, results of operations and financial condition.

WE COMPETE IN A MARKET SUBJECT TO RAPID TECHNOLOGICAL CHANGES AND MUST CONTINUE TO ENHANCE OUR PRODUCTS AND SERVICES TO COMPETE EFFECTIVELY.

     The market in which we compete is characterized by rapidly changing technology, evolving industry standards, frequent new service and product announcements, introductions and enhancements and changing customer demands. For example, to the extent that higher bandwidth Internet access becomes more available, we may be required to make significant changes to the design and content of our products and services. In addition, the ever changing nature of the Internet and the continual increase in the number of companies from a multitude of industries offering Internet-based products and services indicate that our future success will depend in significant part on our ability to adapt to rapidly changing technologies, the ability to adapt our services and products to evolving industry standards, and to continually improve the performance, features and reliability of our services and products in response to both evolving demands of the marketplace and competitive service and product offerings.

     For example, we must continue to enhance and improve the content, features and functionality of our Web site. There is no assurance that we will be able to successfully identify new product and service opportunities or successfully design, develop, test and introduce new services and products in a timely manner. Furthermore, even if we are able to successfully identify, develop and introduce new products and service, there is no assurance that a market for these products and services will materialize to the size and extent that we anticipate. If a market does not materialize as we anticipate, our business, operating results, and financial condition could be materially adversely affected. The following factors could affect the success of our products and services:

     - The failure of our business plan to accurately predict the rate at which the market for Internet products and services will grow;

     - The failure of our business plan to accurately predict the types of products and services the future Internet marketplace will demand;

     -  Our limited experience in marketing our products and services;

     - The failure of our business plan to accurately predict our future participation in the Internet marketplace;

     - The failure of our business plan to accurately predict the estimated sales cycle, price, and acceptance of our products and services;

     - The development by others of products and services that render our products and services noncompetitive or obsolete; and

     - Our failure to keep pace with the rapidly changing technology, evolving industry standards, and frequent new product and service introductions that characterize the Internet marketplace.

OUR REVENUE MODEL DEPENDS ON THE ADOPTION AND EFFECTIVENESS OF THE INTERNET AS AN ADVERTISING MEDIUM AND OUR ABILITY TO ATTRACT AND EXPAND OUR USER AND ADVERTISER BASE

     We currently derive and expect to continue deriving a significant portion of our revenues from advertisements and sponsorships on our Web site. Accordingly, our future success is highly dependent on the acceptance and growth of the Internet as an advertising medium and our ability to attract and expand our user and advertiser base. Our ability to sustain and increase our current level of advertising revenues depends, in part, on our ability to hire, retain, manage, train and motivate our internal sales force. If a significant portion of our sales force leaves, we may not be able to compete effectively for or retain current and potential advertisers.

     In addition, for the adoption of the Internet as an advertising mechanism to increase, particularly to those companies that have historically relied upon other forms of media, companies must be convinced that advertising or promoting their products or services on the Internet is more effective than other forms of media. Most of our current and potential advertising customers, however, do not have a long history of using the Internet as an advertising medium and continue to allocate only a limited portion of their advertising budgets to Internet advertising. Moreover, because the Internet advertising market is new and rapidly evolving, there are no widely accepted standards or measurements for gauging its effectiveness. As a result, our advertisers may challenge or refuse to accept our internal or third-party measurements of advertisement delivery, and such measurements may contain errors. If advertisers determine that banner advertisements, or other forms of Internet advertising, are not an effective advertising medium, then we may not be able to increase or sustain our current advertising revenues. Likewise, since companies advertising on the Internet typically prefer to advertise on high-traffic sites, our ability to increase our advertising revenue will depend in large part on our ability to attract more users to our Web site.

     The intense competition we face in the sale of advertising has resulted and will continue to result in a wide range of rates quoted by different vendors for a variety of products and services. This, combined with a limitation on the type and content of advertising acceptable to management for use on crosswalk.com, makes it very difficult to project our future levels of Internet advertising revenue.

WE MUST CONTINUE TO DEVELOP AND INCREASE AWARENESS OF A "BRAND IDENTITY" IN ORDER TO ATTRACT AND EXPAND OUR USER AND ADVERTISER BASE.

     With the growing number of Internet sites and low barriers to entry in our industry, we believe that developing and maintaining the "crosswalk.com" brand is critically important to our future success in attracting and expanding our audience and advertiser base. Promotion and enhancement of our brand will depend in large part on our ability to continue product high-quality products and services to the users of our Web site. We may also find it necessary to substantially increase our expenditures for creating and maintaining a distinct brand loyalty among Internet users. In addition, if there is a breach (or alleged breach) of our security or the privacy of our users, or if any third party undertakes illegal or harmful activity that affects our services or users, we could suffer substantial adverse publicity which may harm our brand reputation. Therefore, if we (1) cannot provide high quality online products and services, (2) introduce new online products and services that are not favorably received by users, (3) fail to adequately promote and maintain our brands, (4) incur excessive expenses in attempting to enhance our brand images or promote our products and services, or (5) are subject to unfavorable publicity due to breaches of our security systems, our business, results of operations and financial condition could be materially effected.

WE MAY NOT BE ABLE TO SECURE FUNDING IN THE FUTURE TO OPERATE OUR BUSINESS

     We require substantial working capital to fund our business. We have had significant operating losses and negative cash flow from operations since inception and expect this to continue for the foreseeable future. Although we believe that our present cash and cash equivalents, working capital and commitments for additional equity investments will be adequate to sustain our current level of operations through approximately March 2001, we may need to raise additional funds to expand our marketing initiatives and to accelerate the growth of the business. We may also need to raise additional funds sooner in order to fund more rapid expansion, to develop new or enhanced services or products, to respond to competitive pressures or to acquire complementary products, businesses or technologies. In addition, we may discover that we have underestimated our working capital needs, and we may need to obtain additional funds to sustain our operations. If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of the our shareholders will be reduced and such securities may have rights, preferences or privileges senior to those of our existing shareholders. There can be no assurance that additional financing will be available on favorable terms, or at all. If adequate funds are not available or are not available on acceptable terms, we may not be able to fund growth, take advantage of acquisition opportunities, develop or enhance services or products or respond to competitive pressures. Such inability could have a material adverse effect on our business, results of operations and financial condition.

COMPUTER SYSTEMS AND SOFTWARE ARE CRITICAL TO OUR OPERATION AND ANY SIGNIFICANT DISRUPTION WOULD ADVERSELY AFFECT OUR BUSINESS

     A key element of our strategy is to generate a high volume of traffic on our Web site. Accordingly, the performance of our services and products is critical to our reputation, our ability to attract customers to crosswalk.com and market acceptance of these services and products. Any system failure, including network, software or hardware failure, that causes interruptions in the availability or increased response time of our services would reduce traffic to crosswalk.com and, if sustained or repeated, would reduce the attractiveness of our services to advertisers and other future potential customers or Internet users. An increase in the volume of traffic conducted through our services and products could strain the capacity of our software or hardware, which could lead to slower response time or system failures. In addition, as the number of Web sites and Internet users increases, there can be no assurance that our services and products will be able to compete with firms who may have greater financial resources than we do. We are also dependent upon Web browsers and Internet and online service providers for access to our services and consumers may experience difficulties due to system failures unrelated to our own internal systems, services and products. To the extent that the capacity constraints described above are not effectively addressed by management, such constraints would have a material adverse effect on our business, results of operations and financial condition.

     We are also vulnerable to damage from fire, floods, earthquakes, power loss, telecommunications failures, break-ins and similar events. Although we carry property insurance, our coverage may not be adequate to compensate for all losses that may occur. Despite the implementation of network security measures, our servers are also vulnerable to computer viruses, physical or electronic break-ins and similar disruptive problems. Computer viruses, break-ins or other problems caused by third parties could lead to interruptions, delays or cessations in service to users of our services and products. The occurrence of any of these risks could have a material adverse effect on our business, results of operations and financial condition.

WE INTEND TO PURSUE STRATEGIC ACQUISITIONS AND OUR BUSINESS COULD BE MATERIALLY ADVERSELY AFFECTED IF WE FAIL TO CONSUMMATE SUCH TRANSACTIONS OR ADEQUATELY INTEGRATE ACQUIRED BUSINESSES.

     Our current strategy is to broaden the number, scope and content of crosswalk.com through the acquisition of existing sites and businesses specializing in Internet-related technologies and content, as well as through internally developed Internet sites and services. As part of this strategy, we acquired gofishnet.com, Inc., an Internet retailer of Christian music and videos, and Wike Associates (d/b/a Media Management, Inc.), whose Web site GOSHEN.net is now our wholly owned subsidiary. Any similar future investments would entail a number of risks, including the following:

     -  diversion of resources and management's attention;

     -  the inability to generate anticipated revenues;

     - expenses, delays and difficulties integrating the acquired company into our existing organization;

     -  the amortization of the acquired company's intangible assets;

     -  the potential loss of key employees of the acquired companies;

     -  the impairment of relationships with third parties; and

     -  potential additional expenses.

     There can be no assurance that management would be successful in overcoming these risks or any other problems encountered in connection with such acquisitions or new investments.

WE RELY ON A NUMBER OF STRATEGIC RELATIONSHIPS WITH THIRD PARTIES TO SUPPLY THE TECHNOLOGY TO OPERATE OUR BUSINESS.

     We currently license several technologies from third parties. There can be no assurance that these third party technology licenses will be available on commercially reasonable terms, if at all. Our inability to obtain any of these technology licenses could result in delays or reductions in the introduction of new services or product shipments or could materially and adversely affect the performance of our services until equivalent technology could be identified, licensed and integrated. Any such delays or reductions in the introduction of services or product shipments or adverse impact on service quality could materially adversely affect our business, results of operations and financial condition.

     We have entered into certain material agreements with numerous businesses, which provide us necessary services and products. The following table provides information pertinent to these relationships:

         Name                Service Provided                Term               Consideration
---------------------------------------------------------------------------------------------
Exodus Communications      Hosting                    14 Month contract     Company pays monthly fixed rate
                                                      to March 2001

Genuity                    Hosting                    Month to month        Company pays monthly fixed rate

ichat                      Chat Technology            Annual Renewal        Company pays annual license fee

Microsoft Site Server3     Retail Application         One Time Charge       Company paid one time fee

Cybercash                  Internet secure            Month to month        Company pays fee per transaction
                           transaction capability

Real Media                 Ad server software         Perpetual license     Company paid one time license fee

Accrue                     Internet Statistical       Perpetual license     Company paid one time license fee
                           Reporting Software

Vignette                   Internet Publishing        Annual Renewal        Company paid one time license fee
                           Software                                         and annual renewal license fee

N2H2                       Filtering Software         Month to month        Company paid one time license fee
                                                                            and pays monthly usage fees

Oracle                     Database Management        Annual Renewal        Company pays one time license fee
                           Software                                         and annual maintenance fee

Akamai                     Streaming Media            Annual Renewal        Company pays fees for services
                           Services                                         rendered

     If these arrangements and activities with such companies were lessened, curtailed, or otherwise modified, we may not be able to replace or supplement such services alone or with other companies. If these companies were to cease to jointly provide their services, our business, results of operations, and financial condition could be materially and adversely affected.

WE MAY ENCOUNTER DIFFICULTIES MANAGING OUR GROWTH THAT COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

     A key part of our strategy is to grow, which may strain our managerial, operational and financial resources. The rapid execution necessary for us to be established as a leader in the developmental market for Internet-based sales of Christian related products, sponsorship and advertising requires an effective planning and management process. Our development has placed, and is expected to continue to place, a significant strain on managerial, technical, sales and marketing and administrative personnel as well as our financial resources. To manage our growth, we must implement operational and financial systems and train and manage our employee base. There can be no assurance that we will be able to successfully implement such systems on a timely basis, if at all. Further, we will be required to manage multiple relationships with consumers, strategic partners and other third parties. There can be no assurance that our systems, procedures or controls will be adequate to support our future operations. Our future operating results will also depend on our ability to expand our sales and marketing organizations, implement and manage new services to penetrate broader markets and further develop and expand our organization. If we are unable to manage growth effectively, our business, results of operations and financial condition will be materially adversely affected. There can be no assurance that we will be able to effectively manage such change.

OUR SUCCESS IS TIED TO THE CONTINUED GROWTH AND USE OF THE INTERNET AND THE ADEQUACY OF THE INTERNET INFRASTRUCTURE.

     Our success is dependent in large part upon the continued growth in the use of the Internet. The number of users and advertisers on the Internet may not increase and commerce over the Internet may not become more accepted and widespread for a number of reasons, including:

     -  inconsistent quality of service;

     -  actual or perceived lack of security of information;

     -  lack of access and ease of use;

     - the failure of the Internet's infrastructure to support Internet usage or electronic commerce;

     -  the failure of businesses developing and promoting Internet commerce;

     -  regulation of the Internet; and

     - lack of availability of cost-effective, high speed service or communications equipment.

     Published reports also indicate that as the Internet has grown, users increasingly experience delays, transmission errors and other problems with their use. The use of the Internet may not grow if there are delays in the development or adoption of modifications by third parties to the current configuration of the Internet to support the increased levels of activity. If none of the foregoing changes occurs, or if the Internet does not become a viable commercial medium, our business, results of operation, an financial conditions could be materially adversely affected. Moreover, even if those changes occur, we may need to spend substantial resources to adapt our services to any new technologies relating to the Internet.

WE MUST RETAIN KEY PERSONNEL TO SUCCESSFULLY MANAGE OUR BUSINESS.

     We believe our most important asset is our people. Our performance is substantially dependent on the performance of our senior management, including William Parker, our Chief Executive Officer and President, and other key members of management. Although the Company has employment agreements, which include non-compete provisions, with its senior management, these agreements may be terminated upon thirty days' written notice. If these members of senior management leave the Company, there could be a material adverse effect on our business, results of operations and financial condition due to the loss of their knowledge regarding the development, opportunities and challenges of our business. Our future success will also depend on our continuing ability to attract and retain additional qualified marketing, sales and technical personnel. There is currently a shortage of qualified personnel with the skills we require, and this shortage is likely to continue. If we are unable to attract, motivate and retain qualified personnel, there could be a material adverse effect on our business, results of operations and financial condition.

OUR CLASSIFICATION AS A "RELIGIOUS CORPORATION" MAY LIMIT OUR ABILITY TO ATTRACT AND RETAIN PERSONNEL AND COULD SUBJECT US TO LEGAL LIABILITY.

     Our bylaws provide that we are a "religious corporation." In general our policy is to include (1) among our officers and directors, unconditionally, and
(2) among our employees where a bona-fide occupational qualification exists, only persons who, upon request, subscribe to our Christian statement of faith. We believe that this is necessary to best identify with and service our selected Christian market niche and to generate our Internet product which is heavily content laden. We believe that our use of these religious criteria in our employment practices does not violate federal law relating to equal employment opportunities because we qualify as an exempt religious corporation for purposes of federal employment law. Federal employment law has been subject to limited judicial and regulatory interpretation on the question of what type of religious corporation would be exempt from the reach of the law. Federal employment law is enforced, in part, by a federal regulatory agency that is vested with broad discretion in interpreting its meaning. Our policies and procedures with respect to hiring have not been examined by federal or state authorities. For these reasons, there can be no assurance that a review of our hiring practices or the operation of our business will not result in determinations that materially adversely affect our business, results of operations and financial condition or our ability to attain our objectives.

WE ARE SUBJECT TO U.S. AND FOREIGN GOVERNMENT REGULATION OF THE INTERNET THAT COULD IMPACT OUR BUSINESS.

     We are subject to existing federal, state and local laws and regulations that are applicable to businesses generally on such issues as advertising, sweepstakes, promotions, quality of products and services, and intellectual property ownership and infringement. In addition, although we are not currently subject to direct regulation by any government agency, there are currently a few laws and regulations directly applicable to access to or commerce on the Internet. The United States federal government, as well as various state and local governments, have recently passed legislation that regulates various aspects of the Internet relating to issues such as user privacy, online content, copyright infringement, taxation, access charges, liability for third-party activities, and jurisdictions. For example, the federal government recently enacted a law imposing a three-year moratorium on new taxes on Internet-based transactions. This moratorium relates to new taxes on Internet access fees and state taxes on e-commerce. We have not been able to determine how we will be affected by this moratorium, but to the extent that it provides a material benefit, its expiration could have a material adverse effect on our financial condition and results of operations.

     Due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted with respect to the Internet, covering issues such as libel, pricing, user privacy and characteristics and quality of products and services. In addition, the European Union has recently enacted privacy and copyright directives that could impose additional burdens and costs on our operations as we expand internationally. Due to the global nature of the Internet, it is possible that the governments of other nations might attempt to regulate its transmissions, and we may unintentionally violate such laws and be prosecuted for such violations. The adoption of any additional laws or regulations may decrease the growth of the Internet, which could in turn decrease the demand for our services and products and increase our cost of doing business or otherwise have an adverse effect on our business, results of operations and financial condition. Moreover, the applicability to the Internet of existing laws in various jurisdictions governing issues such as property ownership, libel and personal privacy is uncertain. Any such new legislation or regulation could have a material adverse effect on our business, results of operations and financial condition.

WE MAY BE SUBJECT TO LIABILITY FOR OUR ONLINE SERVICES.

     Our online products and services allow our users to exchange information, generate and download content, and conduct business. The liability issues for providers of these types of online services for the actions of their users is unsettled. There is a potential that claims could be made against us for defamation, negligence, personal injury, infringement of intellectual property rights, or other theories based on the content of the information available from our Web site. Similar types of claims have been brought, and sometimes successfully asserted, against other online service providers or through content and materials that may have been posted by users in our bulletin boards, classifieds or chat room services.

WE MAY NOT BE ABLE TO ADEQUATELY PROTECT OUR PROPRIETARY TECHNOLOGY.

     We regard our technology as proprietary and attempt to protect it with copyrights, trademarks, trade secret laws, restrictions on disclosure and transferring title and other methods. We also generally enter into confidentiality or license agreements with our consultants and business partners, and generally control access to and distribution of documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our products or technology without authorization, or to develop similar technology independently. Policing unauthorized use of our technology is also difficult. There can be no assurance that the steps taken by management will prevent misappropriation or infringement of our technology. In addition, litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on our business, results of operations and financial condition.

WE MAY BE SUBJECT TO INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS OF THIRD PARTIES.

     We cannot assure you that third parties will not claim that our products or services infringe upon their intellectual property rights. We have not conducted a search to determine whether any of our services or technologies may be infringing upon the rights of any third parties. However, a number of Internet companies are actively developing search, indexing, e-commerce and other Web-related technologies. We expect that many of these companies will take steps to protect these technologies, including obtaining patent protection. In addition, we are aware that a number of patents have been issued in the areas of e-commerce, online direct marketing, common Web graphics formats and Web-based information indexing and retrieval. Third parties may assert claims against us alleging that we infringe their intellectual property rights. We may incur substantial expenses in defending ourselves against such claims regardless of their merit. If we determine that licensing any third party's proprietary rights is appropriate, we cannot guarantee that we will be able to obtain a license on reasonable terms. As a result of these developments, we could incur substantial costs that could have a material adverse effect on our business, results of operation or financial condition.

WE MAY BE LIABLE IF THIRD PARTIES MISAPPROPRIATE OUR USER'S PERSONAL
INFORMATION.

     If third parties were able to penetrate our network security and misappropriate our users' personal information, we could be subject to liability. For instance, if a third party misappropriates credit card information of one of our users, we could be liable for unauthorized purchases with the information or other similar fraud claims. In addition, such misappropriation could result in liability for other misuses of personal information, such as unauthorized marketing purpose.

OUR STOCK PRICE HAS HISTORICALLY BEEN VOLATILE AND COULD AFFECT YOUR ABILITY TO RESELL SHARES AT ATTRACTIVE PRICES.

     The price of our common stock has been highly volatile due to factors that will continue to affect the price of our stock. Our common stock traded as high as $10.50 per share and as low as $1.75 between August 15, 1999 and August 15, 2000. This volatility may continue. Some of the factors that could lead to this type of volatility include:

- Price and volume fluctuations in the stock market at large that do not relate to our operating performance;

-  Fluctuations in our quarterly revenue and operating results;

-  Structure of future capitalization, if any;

-  Announcements of product releases by us or our competitors;

-  Failure to meet or exceed estimates by securities analysts;

-  Any loss of key management;

-  Announcements of acquisitions and/or partnerships by us or our competitors;

- General economic conditions and general market volatility of Internet-related stocks; and

- Increases in outstanding shares of common stock, including upon exercise or conversion of derivative securities.

     These factors may continue to affect the price of our common stock in the future.

WE CANNOT PREDICT THE EFFECT THAT THE EXERCISE OF EXISTING OPTIONS WILL HAVE ON OUR STOCK.

As of June 30, 2000, there were 7,708,744 shares of common stock outstanding and 2,287,581 shares of common stock issuable upon the exercise of outstanding warrants and options. We are unable to predict the effect that any subsequent sales of securities by our existing shareholders, under Rule 144 or otherwise, may have on the then-prevailing market price of our common stock, although such sales could have depressive effect on such market price. Nevertheless, the possibility that substantial amounts of common stock may be sold in the public market may adversely affect prevailing market prices of the common stock and could impair our ability to raise capital through the sale of its equity securities.

OUR STOCKHOLDERS' ABILITY TO RECOVER MONETARY DAMAGES FROM OUR OFFICERS AND DIRECTORS IS LIMITED.

     Section 145 of the General Corporation Law of the State of Delaware contains provisions entitling our directors and officers to indemnification from judgments, fines, amounts paid in settlement and reasonable expenses, including attorney's fees, as a result of an action or proceeding in which they may be involved by reason of being or having been a director or officer of Crosswalk.com provided the officers or directors acted in good faith. Our certificate of incorporation contains provisions indemnifying our officers and directors to the fullest extent provided by Delaware law. As a result, the rights of our shareholders to recover monetary damages from directors of Crosswalk.com for breaches of directors' fiduciary duties may be significantly limited.

WE HAVE NOT HISTORICALLY PAID DIVIDENDS AND DO NOT ANTICIPATE PAYING DIVIDENDS IN THE NEAR FUTURE.

     We have not paid any dividends on capital stock to date and do not currently intend to pay dividends in the foreseeable future. The payment of dividends, if any, will be contingent upon our revenue and earnings, if any, our capital requirements and our general financial condition. The payment of any dividends will be within the discretion of our Board of Directors. It is the Board's current intention to retain all earnings, if any, for use in business operations and, accordingly, we do not anticipate paying any cash dividends in the foreseeable future.

WE ARE SUBJECT TO THE NASDAQ NATIONAL MARKET SYSTEM LISTING ELIGIBILITY AND MAINTENANCE REQUIREMENTS AND OUR STOCK COULD BE AFFECTED IF WE FAIL TO MAINTAIN THESE REQUIREMENTS.

     Under the current rules relating to the continued listing of securities on the Nasdaq National Market System, a company must maintain (a) at least $4,000,000 in net tangible assets (b) public float of at least 750,000 shares,
(c) market value of public float of at least $5,000,000, and (d) a minimum bid price of $1.00 per share. If we are not able to maintain these listing requirements, we may be downgraded to Nasdaq SmallCap status.

     If we should experience losses from operations, we may be unable to maintain the standards for continued listing and our common stock could be subject to delisting from the Nasdaq National Market System or furthermore from the Nasdaq SmallCap Market. Trading, if any, in our common stock would thereafter be conducted in the over-the-counter market on an electronic bulletin board established for securities that do not meet the Nasdaq SmallCap listing requirements or in what are commonly referred to as the "pink sheets." As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, our common stock .

     If our common stock were delisted from Nasdaq, and no other exclusion from the definition of a "penny stock" under applicable SEC regulations were available, our common stock may become subject to the penny stock rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally defined as investors with net worth in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase and must have received the purchaser's written consent to the transaction prior to sale. Consequently, delisting from Nasdaq, if it were to occur, could materially adversely affect the ability of broker-dealers to sell the securities. and the liquidity and trading price of our common stock.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Some of the statements made in this prospectus and the documents incorporated by reference in this prospectus under the captions "The Company" and "Risk Factors" and elsewhere in this prospectus constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to the safe harbor provisions of the reform act. Forward-looking statements may be identified by the use of terminology such as may, will, expect, anticipate, intend, believe, estimate, should, or continue or the negatives of these terms or other variations on these words or comparable terminology. To the extent that this prospectus contains forward-looking statements regarding the financial condition, operating results, business prospects or any other aspect of our company, you should be aware that our actual financial condition, operating results and business performance may differ materially from that projected or estimated by us in the forward-looking statements. We have attempted to identify, in context, some of the factors that we currently believe may cause actual future experience and results to differ from their current expectations. These differences may be caused by a variety of factors, including but not limited to adverse economic conditions, intense competition, including entry of new competitors, ability to obtain sufficient financing to support our operations, progress in research and development activities, variations in costs that are beyond our control, changes in capital expenditure budgets for cable companies, adverse federal, state and local government regulation, inadequate capital, unexpected costs, lower sales and net income, or higher net losses than forecasted, price increases for equipment, inability to raise prices, failure to obtain new customers, the possible fluctuation and volatility of our operating results and financial condition, inability to carry out marketing and sales plans, loss of key executives, and other specific risks that may be alluded to in this prospectus.

                                 USE OF PROCEEDS

     All of the shares covered by this prospectus are being offered by the selling shareholders. Accordingly, we will not receive any of the proceeds from the offer and sale of the shares.

                              SELLING SHAREHOLDERS

     The common stock covered by this prospectus consists of shares issued or issuable to the selling shareholders from time to time as payment for title and corporate sponsorship, advertising rights for our Web site under a Network Title Sponsorship Agreement with the selling shareholders (the "Sponsorship Agreement").

     The number of shares that may be actually sold by the selling shareholders will be determined by such selling shareholders. Because the selling shareholders may sell all, some or none of the shares of common stock which they hold, and because the offering contemplated by this prospectus is not currently being underwritten, no estimate can be given as to the number of shares of common stock that will be held by the selling shareholders upon termination of the offering.

     The following table sets forth certain information regarding the selling shareholders, including:

     -   The name of the selling shareholders,

     - The beneficial ownership of common stock of the selling shareholders as of August 16, 2000, and

     - The maximum number of shares of common stock offered by the selling shareholders.

         The information as to beneficial ownership is based on data furnished to us by the selling shareholders as of August 16, 2000. The shares of common stock included under this registration statement are based on a good faith estimate of the maximum number of shares that we may issue under the Sponsorship Agreement. However, the actual number of shares issuable to the selling shareholders under the Sponsorship Agreement will differ, perhaps materially, as it will be based on the number of shares derived by dividing the $256,250 value of advertising provided during the quarter ended September 30, 2000 by the average closing sale price of our common stock during the quarter ended September 30, 2000.

          Selling Shareholder                     Shares of Common Stock                   Shares of Common Stock
          -------------------                  Beneficially Owned Prior to            Included Under this Registration
                                                         Offering                                Statement
                                             -----------------------------------  ---------------------------------------
Christian Network, Inc.                                150,296 (1.9%)                           150,296 (1.9%)
28059 U.S. Highway 19, North
Suite 300
Clearwater, Florida  33761

David Sams                                              48,750 (0.6%)                            48,750 (0.6%)
400 Beverly Drive
Suite 420
Beverly Hills, California  90212

                                       15

                              PLAN OF DISTRIBUTION

         The sale of the shares offered by this prospectus may be made in the Nasdaq National Market or other over-the-counter markets at prices and at terms then prevailing or at prices related to the then current market price or in negotiated transactions. These shares may be sold by one or more of the following:

- A block trade in which the broker or dealer will attempt to sell shares as agent but may position and resell a portion of the block as principal to facilitate the transaction.

- Purchases by a broker or dealer as principal and resale by a broker or dealer for its account using this prospectus.

- Ordinary brokerage transactions and transactions in which the broker solicits purchasers.

-    In privately negotiated transactions not involving a broker or dealer.

         In effecting sales, brokers or dealers engaged to sell the shares may arrange for other brokers or dealers to participate. Brokers or dealers engaged to sell the shares will receive compensation in the form of commissions or discounts in amounts to be negotiated immediately prior to each sale. These brokers or dealers and any other participating brokers or dealers may be deemed to be underwriters within the meaning of the Securities Act of 1933 in connection with these sales. We will receive no proceeds from any resales of the shares offered by this prospectus, and we anticipate that the brokers or dealers, if any, participating in the sales of the shares will receive the usual and customary selling commissions.

         To comply with the securities laws of some states, if applicable, the shares will be sold in these states only through brokers or dealers. In addition, in some states, the shares may not be sold in those states unless they have been registered or qualified for sale in these states or an exemption from registration or qualification is available and is complied with.

         Each sale may be made either at market prices prevailing at the time of such sale, at negotiated prices, at fixed prices, which may be changed, or at prices related to prevailing market prices.

         If necessary, the specific shares of our common stock to be sold, the names of the selling shareholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part. We are required to register under applicable federal and state securities laws, shares of our common stock issued to the selling shareholders under the Sponsorship Agreement.

         Under applicable rules and regulations under Regulation M under the Securities Exchange Act of 1934, any person engaged in the distribution of the common stock may not simultaneously engage in market making activities, subject to certain exceptions, with respect to the common stock for a specified period set forth in Regulation M prior to the commencement of such distribution and until its completion. In addition and without limiting the foregoing, the selling shareholder will be subject to the applicable provisions of the Securities Act of 1933 and Securities Exchange Act of 1934 and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of the common stock by the selling shareholder. The foregoing may affect the marketability of the common stock.

         We will bear all expenses of the offering of the common stock, except that the selling shareholders will pay any applicable underwriting commissions and expenses, brokerage fees and transfer taxes, as well as the fees and disbursements of counsel to and experts for the selling shareholders.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC periodic reporting filing number is 0-22847. You may read and copy any document we file with the SEC at the SEC's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's public reference rooms located at it's regional offices in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0300 for further information on the operation of public reference rooms. You can also obtain copies of this material from the SEC's Internet web site located at http://www.sec.gov.

         The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

- The description of our common stock, par value $.01 per share, contained in our registration statement on Form SB-2, declared effective by the SEC on September 24, 1997, and Post-Effective Amendment No. 2 to that Form SB-2 declared effective by the SEC on May 4, 1999.

-    Our annual report on Form 10-K for the year ended December 31, 1999.

-    Our quarterly report on Form 10-Q for the quarter ended March 31, 2000.

-    Our quarterly report on Form 10-Q for the quarter ended June 30, 2000.

- Our Definitive Proxy Statement on Schedule 14A as filed with the SEC on March 30, 2000.

         You may request a copy of these filings, at no cost, by writing or telephoning us at the following address and telephone number:

                           Crosswalk.com, inc.
                           4100 Lafayette Drive, Suite 110
                           Chantilly, VA 20151
                           (703) 968-4808
                           Attn: Shareholder Services

         This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. The selling shareholders will not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus.

                                  LEGAL MATTERS

         Morrison & Foerster LLP, Washington D.C., has passed on the validity of the issuance of the shares registered by this prospectus.

                                     EXPERTS

Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 1999, as set forth in their report, which is incorporated by reference in this registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young's report given on their authority as experts in accounting and auditing.

Hoffman, Fitzgerald & Snyder PC, (formerly Hoffman, Morrison & Fitzgerald PC), independent auditors, have audited our consolidated financial statements as of December 31, 1998 and for the years ended December 31, 1998 and 1997 included in our Annual Report on Form 10-K for the year ended December 31, 1999, as set forth in their report, which is incorporated by reference in this registration statement. Our financial statements are incorporated by reference in reliance on Hoffman, Fitzgerald & Snyder PC's report, given on their authority as experts in accounting and auditing.

                                 INDEMNIFICATION

         Our articles of incorporation provide that we shall indemnify, to the full extent permitted by Delaware law, any of our directors, officers, employees or agents who are made, or threatened to be made, a party to a proceeding by reason of the fact that he or she is or was one of our directors, officers, employees or agents against judgments, penalties, fines, settlements and reasonable expenses incurred by the person in connection with the proceeding if specified standards are met. Although indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons under these provisions, we have been advised that, in the opinion of the SEC, indemnification for liabilities arising under the Securities Act of 1933 is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         Our certificate of incorporation also limits the liability of our directors to the fullest extent permitted by the Delaware law. Specifically, our certificate of incorporation provides that our directors will not be personally liable for monetary damages for breaches of their fiduciary duties as directors, except for:

-   Any breach of the duty of loyalty to our company or our shareholders,

- Acts or omissions not in good faith or that involved intentional misconduct or a knowing violation of law,

- Dividends or other distributions of corporate assets that are in contravention of specified statutory or contractual restrictions,

-   Violations of specified laws, or

- Any transaction from which the director derives an improper personal benefit.

No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the offer made by this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by Crosswalk. This prospectus does not constitute an offer to sell or the solicitation of any offer to buy any security other than the securities offered by this prospectus, nor does it constitute an offer to sell or a solicitation of any offer to buy the securities offered by this prospectus by anyone in any jurisdiction in which the offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make an offer or solicitation. Neither the delivery of this prospectus nor any sale made under this prospectus shall, under any circumstances, create any implication that information contained in this prospectus is correct as of any time subsequent to the date of this prospectus.



                              CROSSWALK.COM, INC.

                              -------------------

                                   PROSPECTUS

                              -------------------

                               September 1, 2000

PART II

INFORMATION NOT REQUIRED TO BE IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the various expenses of Crosswalk.com in connection with the sale and distribution of the shares being registered pursuant to this Form S-3 Registration Statement. All of the amounts shown are estimates, except for the Securities and Exchange Commission registration fee and the Nasdaq listing fee. All of such expenses will be paid by Crosswalk.com.

Securities and Exchange Commission fee                          $   44
Accounting fees and expenses                                     1,000
Legal fees and expenses                                          1,000
Printing, Filing                                                 1,400
Nasdaq  fee                                                        750

     TOTAL                                                      $4,194


ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS

         Crosswalk.com's certificate of incorporation provides that Crosswalk.com shall indemnify, to the full extent permitted by Delaware law, any director, officer, employee or agent of Crosswalk.com made or threatened to be made a party to a proceeding, by reason of the fact that such person is or was a director, officer, employee or agent of Crosswalk.com against judgments, penalties, fines, settlements and reasonable expenses incurred by the person in connection with the proceeding if certain standards are met. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of Crosswalk.com pursuant to the foregoing provisions, or otherwise, Crosswalk.com has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         Crosswalk.com's certificate of incorporation limits the liability of its directors to the fullest extent permitted by Delaware law. Specifically, the certificate of incorporation provides that directors of Crosswalk.com will not be personally liable for monetary damages for breach of fiduciary duty as directors, except for (i) any breach of the duty of loyalty to Crosswalk.com or its shareholders, (ii) acts or omissions not in good faith or that involved intentional misconduct or a knowing violation of law, (iii) dividends or other distributions of corporate assets that are in contravention of certain statutory or contractual restrictions, (iv) violations of certain laws, or (v) any transaction from which the director derives an improper personal benefit. Liability under federal securities law is not limited by the foregoing.

Item 16.  Exhibits

          3.1       Certificate of Incorporation, as amended, of Crosswalk.com, Inc. (1)
          3.2       Bylaws of Crosswalk.com, Inc. (2)
          4.1       Specimen form of Crosswalk.com, Inc. common stock certificate (2)
          5.1       Opinion of Morrison & Foerster LLP*
          23.1      Consent of Ernst & Young LLP*
          23.2      Consent of Hoffman, Fitzgerald & Snyder PC, (formerly Hoffman, Morrison &
                    Fitzgerald PC)*
          23.3      Consent of Morrison & Foerster LLP (included as part of Exhibit 5.1)

------------------
*    Filed herewith
(1)  Filed on Form S-8, filed May 28, 1999, Commission File No. 333-79663.

(2) Incorporated by reference from our Form SB-2, declared effective by the SEC on September 24, 1997 (Commission File No. 333-25937) , and Post-Effective Amendment No. 2 to that Form SB-2 declared effective by the SEC on May 4, 1999 (Commission File No. 000-22847).


ITEM 17.  UNDERTAKINGS

         A.      The undersigned registrant hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to: (a) include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, (b) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or together, represent a fundamental change in the information in the registration statement, and to include any additional or changed material information on the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                 (2) That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

                 (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         B. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant as discussed above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chantilly, State of Virginia, on August 30, 2000.

                                CROSSWALK.COM, INC.


                                By         /s/
                                    --------------------------------------------
                                    William M. Parker, Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints William M. Parker and Gary A. Struzik, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him/her and in his/her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full powers and authority to do and perform each and every act and things requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below on August 30, 2000, by the following persons in the capacities indicated:


By         /s/ William M. Parker
      --------------------------
      William M. Parker
      (Chief Executive Officer, President and Director)

By         /s/ Gary A. Struzik                  By      /s/ James G. Buick
      ------------------------                      ----------------------
Gary A. Struzik                                     James G. Buick
(Chief Financial Officer and Secretary,             (Chairman of the Board and Director)
           Chief Accounting Officer)


By         /s/ Stephen M. Wike                  By      /s/ Clay T. Whitehead
      ------------------------                      -------------------------
      Stephen M. Wike                               Clay T. Whitehead
      Chief Operating Officer and                   Director
      Director


By         /s/ Dane B. West                     By      /s/ W.R. 'Max' Carey
      -------------------------                     ------------------------
      Dane B. West                                  W.R. 'Max' Carey
      Director                                      Director


By         /s/ Bruce E. Edgington               By      /s/ Earl E. Gjelde
      ---------------------------------             ----------------------
      Bruce E. Edgington                            Earl E. Gjelde
      Director                                      Director


By         /s/ Robert C. Varney, Ph.D.
      ---------------------------------
      Robert C. Varney, Ph.D.
      Director

                               CROSSWALK.COM, INC.

                                    FORM S-3
                                INDEX TO EXHIBITS

     5.1              Opinion of Morrison & Foerster LLP
     23.1             Consent of Ernst & Young LLP
     23.2             Consent of Hoffman, Fitzgerald & Snyder PC, (formerly Hoffman, Morrison &
                      Fitzgerald PC)
     23.3             Consent of Morrison & Foerster LLP (included as part of Exhibit 5.1)